November 7, 1997

VIA EDGAR

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC 20549

          RE:     SPECIAL MEETING OF SHAREHOLDERS

Ladies and Gentlemen:

     We enclose herewith pursuant to Section 14 under the Securities
Ecxhange Act of 1934, as amended, the preliminary copy of a proxy statement relating to a proposed Special Meeting of shareholders of MetroVision of North America, Inc. (the "Company") being called to consider the proposals decribed therein.

     Kindly contact the undersigned at 413-448-2111, or our counsel, Steven N. Haas, at 215-665-4171, should there be any questions or comments relating to the enclosed filing.

Sincerely,


David M. Fancher
Chief Financial Officer






                            "Preliminary Copy"

                    METROVISION OF NORTH AMERICA, INC.

                          75 South Church Street
                                 Suite 650
                      Pittsfield, Massachusetts 01201
                           ____________________

                 Notice of Special Meeting of Shareholders
                           ____________________

            A SPECIAL MEETING of the shareholders (the
  "Meeting") of MetroVision of North America, Inc.
  ("MetroVision") will be held at ________________, on
    _________, 1997 at _________, local time, for the
  following purposes:

            1. To consider and approve an amendment to the Restated Certificate of Incorporation changing the Purposes
  Clause to authorize the activities in which MetroVision may now lawfully engage.

            2. To consider and approve a proposal to grant to each of the Company's non-employee directors ten year
  Warrants to purchase 225,000 shares of the Company's Common
  Stock, or an aggregate of 450,000 shares.

            3.   To transact such other business as may
  properly come before the Meeting. The Board of Directors has fixed the close of business on________________ , 1997 as the record date for the Meeting. Only shareholders of record as of that date are entitled to notice of and to vote at the Meeting and any adjournment and postponement thereof.

            The accompanying form of proxy is solicited by the Board of Directors. Reference is made to the attached Proxy
  Statement for further information with respect to the business to be transacted at the Meeting.

                           By order of the Board of Directors,

                           Linda M. Clarke
                           Secretary

  Pittsfield, Massachusetts

  ___________________, 1997

           Please Complete and Return Your Signed Proxy Card

  Please complete and promptly return your proxy in the envelope provided. This will not prevent you from voting in person at the meeting. It will, however, help to assure a quorum and to avoid added proxy solicitation costs.

                          "Preliminary Copy"

                    METROVISION OF NORTH AMERICA, INC.



                            PROXY STATEMENT


                    SPECIAL MEETING OF SHAREHOLDERS

                          GENERAL INFORMATION

     This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of MetroVision of North America, Inc., a New York corporation (the "Company"), for use at the Company's Special Meeting of Shareholders to be held at ________________, on __________, 1997 at ________, local time, or any adjournment or postponement thereof, for the purposes set forth in the foregoing notice. This proxy statement, the foregoing notice and the enclosed proxy are being mailed to shareholders on or about ________, 1997. Only shareholders of record at the close of business on, __________1997 shall be entitled to notice of and to vote at the Meeting.

     If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted FOR the proposal to amend the Company's Restated Certificate of Incorporation and FOR the proposal to grant the Warrants to the non-employee directors. Management does not intend to bring any matter before the Meeting other than as indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy or their duly constituted substitutes acting at the Meeting will be deemed authorized to vote or otherwise act thereon in accordance with their judgement for such matters.

     Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

     On ____________, 1997, the Company had outstanding and entitled to vote 5,574,275 shares of the Company's Common Stock ("Common Stock") and 648,535 shares of the Company's 5% Series A Convertible Preferred Stock ("5% Preferred Stock"). There must be present at the Meeting, in person or by proxy, holders of a majority of the Common Stock and 5% Preferred Stock, counted as a single class, to constitute a quorum for the Meeting. Proxies marked "Abstain" are included in determining a quorum, but broker proxies which have not voted on the proposal are not included in determining a quorum. Each holder of Common Stock and 5% Preferred Stock is entitled to one vote per share held of record by him on the record date.

     The affirmative vote of the holders of the Common Stock and 5% Preferred Stock, voting together as a single class at the Meeting in person or by proxy, is required to approve the proposed amendment to the Restated Certificate of Incorporation and the proposal to grant the Warrants.

                      BENEFICIAL OWNERSHIP OF
                            COMMON STOCK

     The following table sets forth information, as of June 30, 1997, based on information obtained from the persons named below or from reports filed on Schedule
  13G or 13D, with respect to the beneficial ownership of the shares of Common Stock by each person known by the Company to be the beneficial owner of more than five percent
  (5%) of the outstanding shares of Common Stock, each director, and all officers and directors as a group. Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his name, except as otherwise noted.




                           Amount and Nature of     Percentage of Outstanding
  Name of Beneficial Owner       Ownership (1)               Shares Owned


  Robert F. Hussey               128,296 (2)(3)                     2.3%


  Thomas M. Clarke (4)         4,294,925 (5)(6)                    73.7%


  Linda M. Clarke              4,044,925 (7)                       72.6%


  Kim Mathews                       --                               *


  David M. Fancher               135,650 (8)                        2.4%


  Lawrence B. Cummings (4)     4,250,000 (6)                       73.0%


  Courtlandt G. Miller             4,347 (3)                         *


  William G. Walters             421,628                            7.6%
  c/o Whale Securities
  650 Fifth Avenue
  New York, NY 10019


  All officers and directors   4,563,218 (2)-(8)
  as a group (seven persons)


     *      Less than 1%.
    (1) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.
    (2) Includes 4,331 shares issuable upon conversion of shares of 5% Preferred Stock, 32,697 shares issuable upon the exercise of immediately exercisable warrants.
    (3) Does not include 225,000 shares subject to the Warrants which would be issuable upon approval of the proposal submitted to the shareholders at the Meeting and which would be immediately exercisable in full upon issuance.
    (4) The address of this individual is c/o the Company, 75 Church Street, Suite 650, Pittsfield, MA
            01201.
    (5) Includes 826 shares owned by Mr. Clarke's wife (as to which Mr. Clarke disclaims beneficial ownership), 22,630 shares owned by Greylock Health Corporation, of which Mr. Clarke is a controlling stockholder, and 21,469 shares owned by Lenox Healthcare, Inc., of which Mr. Clark is a principal shareholder.
    (6) Represents 4,000,000 shares owned by Stockbridge Investment Partners, Inc., of which the named individual is a principal stockholder and director, and immediately exercisable warrants to purchase 250,000 shares granted to the named individual.
    (7) Includes 22,630 shares owned by Greylock Health Corporation, of which Ms. Clarke is a controlling stockholder, and 21,469 shares owned by Lenox Healthcare, Inc., of which Ms. Clark is a principal shareholder.
    (8) Includes 132,607 shares issuable upon the exercise of immediately exercisable stock options.


                                     PROPOSAL 1
                           CHANGE IN THE PURPOSES CLAUSE

            At a Special Meeting of Shareholders of the Company held on April 1, 1997, the Company'shareholders approved an amendment to the Company's Restated Certificate of Incorporation to change the Company's name to "York Hannover Health Care, Inc." The change in the Company's name was made in connection with the merger of York Hannover Pharmaceuticals, Inc. with and into the Company on April 2, 1997 and the resultant change in the principal business of the Company to provide prescription and non-prescription medications and related services to nursing homes. Because the new corporate name of the Company contains the words "Health Care," the New York Business Corporation Law, which applies to the Company because it has been incorporated in the State of New York, requires that the Company's name be approved by the New York Department of Health ("DOH").

            As a condition to issuing its consent to the use of the new name by the Company, the DOH has required that the Company acknowledge that, notwithstanding the potential implications associated with employing the terms "health care" within the name of a New York corporation, the Company is currently not licensed to provide health care or health care related services within the State of New York which would be subject to the jurisdiction of DOH. To acknowledge this limitation, and particularly since the Company does not currently conduct any business within the State of New York, the Company has agreed to submit to its shareholders for approval the proposed amendment to the Purposes Clause of the Company's Restated Certificate of Incorporation, the terms of which would effectively place third parties on notice that the Company may engage in any lawful activity other than those activities specifically proscribed by the Purposes Clause. Those proscribed activities would principally constitute those subject to the jurisdiction of DOH and for which the Company currently is not licensed. The full text of the proposed Amendment to the Restated Certificate of Incorporation is set forth below:

            Article SECOND, relating to the purposes for which the Corporation is formed, is amended and restated in its entirety as follows:

            "SECOND: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized pursuant to the Business
            Corporation Law of the State of New York;
            provided, however, that nothing
            contained herein shall authorize the Corporation to establish, operate or maintain a hospital or to provide hospital service or health-related service or to operate a home care services agency, a hospice, a health maintenance organization or a comprehensive health services plan, as defined in and covered by Articles 28, 36, 40 and 44, respectively, of the Public Health Law or to solicit, collect or otherwise raise or obtain any funds, contributions or grants from any source for the benefit of any hospital. The Corporation is not to engage in any act or activity requiring any consents or approvals by law without such consent or approval first being obtained.

            For the accomplishment of the aforesaid purposes, and in furtherance thereof, the corporation shall have, and may exercise, all of the powers conferred by the
            Business Corporation Law upon corporations formed thereunder, subject to any limitations in Article 2 of said law or in accordance with the provisions of any other statute of the State of New York."

            The approval of a majority of the shares of the Company's Common Stock and 5% Preferred
  Stock, voting together as a single class in person or by proxy at the Meeting, is required to adopt the amendment to the Restated Certificate of Incorporation. The Board of Directors has been advised that Stockbridge
  Investment Partners, Inc., the holder of Common Stock representing approximately 64.3% of the combined issued and outstanding Common Stock and Preferred Stock, intends to vote FOR the amendment. Consequently, the approval of the amendment is assured notwithstanding the objection by any other shareholder of the Company. The Board of Directors recommends that the Company's shareholders vote FOR the amendment.


                                     PROPOSAL 2
                                 GRANT OF WARRANTS

            Following the merger of York Hannover
  Pharmaceuticals, Inc. with and into the Company on April 2, 1997 (the "Merger"), the Company's Board of Directors reviewed the substantial time and effort devoted by Robert Hussey, who, prior to the Merger, was President, Chief Executive Officer and Chairman of the Board of the Company, and Courtlandt G. Miller, who was elected to the Board of Directors by the Company's shareholders at the Special Meeting of Shareholders as part of the "merger slate" of nominees, in the structuring and negotiation of the Merger on behalf of the Company's shareholders. Additionally, during the past several years, Mr. Hussey agreed to forego his salary in light of the Company's financial constraints, notwithstanding that Mr. Hussey had devoted substantially all of his time and effort to the Company and, recently, to ensuring the consummation of the Merger.

             Mr. Miller, who was not a director of or
  otherwise affiliated with the Company prior to the
  Merger, played an integral role in facilitating the Merger. Mr Miller initiated the transaction by identifying York Hannover Pharmaceuticals, Inc. as an interested party in a possible merger and introduced the principals of the companies to each other. He assisted Mr. Hussey and the Board of Directors in structuring the terms of the transaction and in negotiating the Merger Agreement. Mr. Miller also contributed to the drafting of the Merger Agreement and to the proxy statement delivered to the Company's shareholders in connection with seeking
  approval of the Merger Agreement and the Merger.   Mr.
  Miller's services on behalf of the Company in connection with the Merger were not compensated, and there was no commitment or other agreement or arrangement on the part of the Company, either prior to or subsequent to the Merger, to compensate or otherwise provide a benefit of Mr. Miller in respect of such services other than his nomination as a director of the Company.

            In recognition of their past efforts on behalf of the Company, and in light of the Company's limited cash resources which has prevented the Company from paying a non-employee director fee which would normally be paid to non-employee directors of a publicly held company, the Board of Directors, by unanimous vote of its disinterested directors, authorized the grant to each non-employee director of a common stock purchase warrant to purchase 225,000 shares of the Company's Common Stock, or an aggregate of 450,000 shares (the "Warrants"). The grant of the Warrants is subject to approval by the Company's shareholders without giving effect to votes cast by either of Messrs. Miller or Hussey.

            The Warrants, which have a term of ten years, are exercisable in full commencing upon the date of issuance, and entitle the registered holder to purchase one share of common stock at an exercise price equal to the average of the closing bid and ask prices of the Common Stock as reported on the OTC Electronic
  Bulletin Board for the ten trading days immediately preceding the date of shareholder approval. The exercise price and the number of shares or other securities and property which may be obtained upon exercise of the Warrants are subject to adjustment in certain instances, including a stock split of, or stock dividend on, or a subdivision, combination or recapitalization of the Common Stock. The Warrants are not subject to redemption by the Company. The Company also has granted certain "piggyback" registration rights with respect to the share issuable upon exercise of the Warrants.

            The Shares issuable upon exercise of the Warrants represents approximately 5.9% of the total number of currently issued and outstanding shares giving effect to the exercise of all outstanding options, warrants and convertible securities, including the 5% Preferred Stock. Holders of the Warrants are likely to exercise them at times when the Company could raise additional capital by issuing Common Stock for greater consideration than would be obtained by the exercise of the Warrants, thereby adversely affecting the terms on which the Company could obtain additional capital. The exercise of the Warrants likely would have the effect of diluting the voting power of the outstanding Shares, although currently, Stockbridge Investment Partners, which beneficially owns approximately 71.8% of the issued and outstanding Common Stock, would continue to vote a majority of the outstanding shares of Common Stock and Preferred Stock, voting as a single class, even if the Warrants were exercised in full. Further, the Warrants represent, upon exercise, an increase in the number of Shares held by persons friendly to management and, therefore, might make marginally more difficult any effort by other shareholders to take action contrary to that supported by the Company's Board of Directors.
  Finally, the grant of the Warrants could deter future takeover attempts by reason of their exercise being used to dilute the ownership of persons seeking to gain control of the Company. The Company is not aware of any such arrangements or plans with respect to the same, and the Warrants have not been authorized for grant with these intentions in mind.

            Approval of the proposal requires the affirmative vote of a majority of the shares of Common
  Stock and Preferred Stock, voting together as a single class in person or by proxy at the Meeting, excluding the votes cast by Messrs. Miller and Hussey. The Board of Directors has been advised that Stockbridge Investment Partners, Inc., the holder of Common Stock representing approximately 64.3% of the combined issued and outstanding Common Stock and Preferred Stock, intends to vote FOR the proposal. Consequently, approval of the proposal is assured notwithstanding the objection by any other shareholder of the Company. The Board of Directors recommends that the Company's shareholders vote FOR the proposal.

                            EXECUTIVE COMPENSATION

            The following table sets forth all cash
  compensation paid by the Company, as well as certain other compensation paid or accrued, for the fiscal years ended December 31, 1994, 1995 and 1996 to the Company's President. None of the Company's executive officers, including the Company's President, had a total annual salary and bonus exceeding $100,000 in the reported years.


                           SUMMARY COMPENSATION TABLE




  Name & Principal       Year       Annual Compensation(1)    Long-Term
       Position                           Salary            Compensation


Robert F. Hussey,
President & Director(2)   1996                 $0             7,608 (3)
                          1995                 $0             5,435 (3)
                          1994            $83,333               --

  (1) The value of perquisites and other personal benefits, securities and other property paid to or accrued for Mr. Hussey did not exceed the lesser of $50,000 or 10% of such officer's total reported annual salary and bonus, and thus are not included in the table.

  (2) Mr. Hussey served as Chairman of the Board of Directors and Chief Executive Officer during fiscal year
            1996 and until the effective date of the Merger on April 2, 1997.

  (3) Gives retroactive effect to the 1 to 4.6 reverse stock split effective April 2, 1997.

                           Stock Options

            The following table contains information concerning the grant of stock options under the Company's 1991 Stock Option Plan to the Company's President during the last fiscal year.

                         Option Grants in Last Fiscal Year

                 # of Shares           % of Total           Exercise
               Underlying Options    Options Granted      Price Per Share
  Name             Granted(1)       to Employees in
                                    Fiscal Year 1996

 Robert F. Hussey    7,608                  59%                $0.69


 (1) Gives effect to the 4.6 to 1 reverse stock split effective on April 2, 1997.


      The following table summarizes for the Company's President the total number of unexercised options held at December 31, 1996 and the aggregate dollar value of in-the-money, unexercised options held at December 31, 1996. The value of an unexercised, in-the-money option at fiscal year end is the difference between its exercise or base price and the fair market value of the underlying stock on December 31, 1996, which was $1.25 per share. These values have not been and may never be, exercised; and actual gains, if any, on exercise will depend on the value of shares of Common Stock on the date of exercise. There can be no assurance that these values will be realized.




      Aggregated Option Exercises in Last Fiscal Year and Fiscal
                      Year End Option Value

             Shares                    Number of
 Name       Acquired      Value      Unexercised     Value of Unexercised
           on Exercise   Realized  Options at Fiscal In-The-Money Options
                                      Year End       at Fiscal Year End
                                     Exercisable          Exercisable
                                          &                    &
                                    Unexercisable        Unexercisable

Robert F. Hussey  N/A      N/A          48,757                 0
                                         5,434                 0

  (1) Gives retroactive effect to the 1 to 4.6 reverse stock split effective on April 2, 1997.

  Employment Agreements

            The Company entered into an employment agreement with Robert F. Hussey which expired in June 1994. The agreement provided that Mr. Hussey will not engage in a business competitive with the Company's current and anticipated business for the term of the agreement and for two years thereafter. On July
  7, 1995, in order to demonstrate his personal commitment to the Company, Mr. Hussey advised the Company that he had elected to forgo his cash compensation through June 30, 1996. On July 1, 1996, Mr. Hussey agreed to forgo his cash compensation for an indefinite period.

  Option Plan

            In June 1991, the Board of Directors approved the Company's Stock Option Plan (the "Option
  Plan") which was approved by the Company's shareholders on December 7, 1991. The Option Plan is administered by the Board of Directors or a committee appointed by the Board. At a Special Meeting of the Company's shareholders held on April 1, 1997, the Company's shareholders approved an amendment to the Option Plan increasing the number of shares of Common Stock which may be issued upon exercise of options granted thereunder from 450,000 shares (on a pre-reverse stock split basis) to 900,000 shares. The Option Plan provides for grants to employees, consultants and directors of the Company or any parent or subsidiary (as defined in the Option Plan) of the Company.

            The Option Plan authorizes the Board to issue incentive stock options ("ISOs"), as defined in
  Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), and stock options that do not conform to the requirements of that Code section ("Non-ISOs"). Consultants and directors who are not also employees of the Company may only be granted Non-ISOs. The exercise price of each ISO may not be less than 100% of the fair market value of the Common Stock at the time of grant, except that in the case of a grant to an employee who owns 10% or more of the outstanding stock of the Company or a subsidiary or parent of the Company (a "10% Stockholder"), the exercise price shall not be less than 110% of the fair market value on the date of grant. The exercise price of each Non-ISO granted under the Option Plan may not be less than 85% of the fair market value of the Common Stock at the time of grant or 110% of the fair market value in the case of a Non-ISO granted to a 10% Stockholder. ISOs may not be exercised after December 7, 2001.

                          CHANGE IN CONTROL OF THE COMPANY

            On April 1, 1997, the Company consummated a merger (the "Merger") as a result of which York
  Hannover Pharmaceuticals, Inc., a Florida corporation ("York Hannover"), merged with and into the Company, with the Company as the surviving corporation, pursuant to an Agreement and Plan of Merger dated as of May
  10, 1996 among the Company and York Hannover (the "Merger Agreement"). Pursuant to the Merger
  Agreement, among other things, each share of York Hannover Common Stock outstanding on April 1, 1997 was converted into 4,000 shares of MetroVision Common Stock, or an aggregate of 4,000,000 shares of Common
  Stock, constituting approximately 71.8% of the shares of Common Stock outstanding, giving effect to the merger. The Merger was consummated upon receipt of approval of the Merger Agreement and the Merger by the Company's shareholders at a Special Meeting of Shareholders held on April 1, 1997.

            Stockbridge Investment Partners, Inc.
  ("Stockbridge"), the sole stockholder of York Hannover, became the majority stockholder of the Company as a result of the Merger. Thomas M. Clarke and Lawrence
  B. Cummings are the principal stockholders of Stockbridge. Messrs. Clarke and Cummings were elected at the Special Meeting of Shareholders as directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified. Each had also been appointed as Chairman and Chief Executive
  Officer, respectively, of the Company; however, Mr. Cummings has since resigned as Chief Executive Officer and currently serves as Executive Vice President of Development. In addition to the shares of Common Stock issued to Stockbridge in the Merger, each of Messrs. Clarke and Cummings were issued warrants to purchase
  750,000 shares of the Company Common Stock, exercisable in three cumulative annual installments. If all of such warrants were exercised (and assuming no other increases in the Company's capital stock), Messrs. Clarke and Cummings would beneficially own, directly and through Stockbridge, approximately 78.7% of the outstanding Common Stock.


                           PROPOSALS OF SECURITY HOLDERS

            All proposals of any shareholder of the Company which the holder desires be presented at the next Annual Meeting of shareholders and be included in the proxy statement and form of proxy prepared for that meeting must be received by the Company at its principal executive offices no later than __________, 1997. All such proposals must be submitted in writing to the Secretary at the address appearing on the notice accompanying this proxy statement.


                              SOLICITATION OF PROXIES

            The Company will bear the costs of the
  solicitation of its proxies in connection with the Meeting, including the costs of preparing, assembling and mailing proxy materials and the handling and tabulations of proxies received. In addition to solicitation of proxies by mail, proxies in connection with the Meeting may be solicited by directors of the Company, at no additional compensation, by telephone, telegram, personal interviews or otherwise. It is not anticipated that anyone will be specially engaged by the Company or any person acting on its behalf, to solicit proxies. Arrangements also have been made with respect to brokerage firms, custodians, nominees and fiduciaries to forward solicitation materials to beneficial owners of shares held of record by such persons or firms or their nominees, and in connection therewith, such firms will be reimbursed for the reasonable out-of-pocket expenses in forwarding such materials.